Exhibit 10.1

June 30, 2026

Second Amendment to Employment Agreement

Dear Maury:

GPM Investments, LLC (“GPM”) and you (“Executive”) are parties to an Employment Agreement dated January 3, 2020 (as amended, the “Employment Agreement”). GPM and Executive desire to amend the Employment Agreement as follows:

Section 5.3 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

5.3
Payments in Case of Termination for Good Reason or Without Cause. In addition to the payments in Section 5.2, so long as Executive is otherwise in compliance with Sections 7 through 9 hereof and executes a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company, if Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason and a SoC Payment is not payable in connection with such termination, then in addition to the payments set forth in Section 5.2, Executive shall be entitled to: (A) payment of a prorated portion of the Company’s general bonus program (if any is due in accordance with the Company's general bonus program), in each case, based on actual Company performance and the number of days Executive was employed in the calendar year in which Executive's employment was terminated, payable on the Payment Date and (B) payment of Base Salary for the period commencing on the termination date and ending on the date that is six (6) months from the termination date (the “Severance Period”).

Except as set forth herein, all of the terms, covenants and conditions of the Employment Agreement shall remain in full force and effect. Please sign below to confirm your acceptance and understanding of the terms herein.

GPM INVESTMENTS, LLC

By: /s/ Arie Kotler By: /s/ Galagher Jeff

Arie Kotler Galagher Jeff

CEO CFO

Accepted

/s/ Maury Bricks

Maury Bricks